                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 K-SWISS INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           [LOGO OF K.SWISS(R) INC.]

                             31248 Oak Crest Drive
                      Westlake Village, California 91361

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held May 18, 2000

                               ----------------

To the Stockholders of
K.Swiss Inc.:

  The Annual Meeting of Stockholders of K.Swiss Inc. (the "Company") will be held at the K.Swiss(R) Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361 on Thursday, May 18, 2000 at 10:00 a.m., Los Angeles time. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy
Statement:

    (1) For holders of Class A Common Stock to elect two directors, and for holders of Class B Common Stock to elect four directors, in each case to serve one-year terms ending in 2001, or until their successors are elected and qualified.

    (2) To adopt and approve the Company's Economic Value Added Bonus Plan and related performance goals.

    (3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 7, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority in voting interest of the Company's outstanding Common Stock must be present in person or be represented by proxy.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are requested to mark, date, sign and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Steven Nichols
                                          Steven Nichols
                                          Chairman of the Board and
                                           President

Westlake Village, California
April 14, 2000

                                 K.SWISS INC.
                             31248 Oak Crest Drive
                      Westlake Village, California 91361

                               ---------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                 May 18, 2000

                               ---------------

                      GENERAL INFORMATION ON THE MEETING

  This Proxy Statement is being mailed on or about April 14, 2000 in connection with the solicitation of proxies by and on behalf of the Board of Directors of K.Swiss Inc., a Delaware corporation ("K.Swiss" or the "Company"), for use at the Annual Meeting of Stockholders of the Company, which is to be held on Thursday, May 18, 2000 at 10:00 a.m. at the K.Swiss(R) Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361, and any adjournment or postponement thereof.

  The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing of proxy solicitation materials. In addition to the use of mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, fax or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of the Company's stock.

                            RECORD DATE AND VOTING

  Only stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. As of April 7, 2000, 7,450,622 shares of Class A Common Stock and 3,013,978 shares of Class B Common Stock were outstanding, all of which shares are entitled to be voted at the meeting. Stockholders are entitled to one vote for each share of Class A Common Stock held of record, and ten votes for each share of Class B Common Stock held of record. At the meeting, holders of shares of Class A Common Stock will be entitled to elect two members of the Company's Board of Directors, and holders of shares of Class B Common Stock will be entitled to elect the remaining four members of the Company's Board of Directors. With respect to matters other than the election of directors or matters to which a class vote is not required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  With respect to the election of directors or matters to which a class vote is required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of outstanding shares of a class of the Company's common stock is necessary to constitute a quorum for the election of directors to represent such class or for such other matters requiring a class vote. A stockholder giving a proxy may revoke it at any time before it is voted by filing written notice of revocation with the Secretary of the Company at 31248 Oak Crest Drive, Westlake Village, California 91361, or by appearing at the meeting and voting in person. A prior proxy is automatically revoked by a stockholder giving a valid proxy bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with recommendations of the Board of Directors as shown on the proxy.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company as of April 7, 2000 with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director and each director nominee of the Company, (iii) each of the Named Officers appearing in the Summary Compensation Table below, and (iv) all directors and officers as a group:

                                       Class A                         Class B
                           -------------------------------- -----------------------------
Name or Identity of Group    Number of Shares    Percent of  Number of Shares  Percent of
and Address(1)             Beneficially Owned(2) Class A(3) Beneficially Owned Class B(3)
-------------------------  --------------------- ---------- ------------------ ----------
Directors and Named
 Officers:
  Steven Nichols.........          76,000(4)        1.0%        2,697,412(5)      89.5%
  George Powlick.........          65,884(6)        0.9               --           --
  Lawrence Feldman.......           5,560           0.1           121,752(7)       4.0
  Jonathan K. Layne......           2,000           0.0               --           --
  Martyn Wilford.........             --            --                --           --
  Preston Davis..........          21,400(8)        0.3               --           --
  Deborah Mitchell.......          12,666(9)        0.2               --           --
  Peter Worley...........          17,999(10)       0.2               --           --
All Directors and Offi-
 cers as a Group
 (13 persons)............         256,791           3.4         2,819,164         93.5
Director Nominee:
  Stephen Fine...........          70,000(11)       0.9               --           --
Other Principal
 Stockholders:
  Nichols Family Trust...             --            --          2,697,412(5)      89.5
   31248 Oak Crest Drive
   Westlake Village, CA
   91361
  Systematic Financial
   Management, L.P. .....         569,443(12)       7.6               --           --
   300 Frank W. Burr
    Boulevard
   Teaneck, NJ 07666
  Dimensional Fund
   Advisors Inc. ........         379,900(13)       5.1               --           --
   1299 Ocean Avenue
   Santa Monica, CA 90401

--------
 (1) Unless otherwise indicated, all addresses are c/o K.Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361.

 (2) If shares of Class B Common Stock are owned by the named person or group, excludes shares of Class B Common Stock convertible into a corresponding number of shares of Class A Common Stock.

 (3) Percentages are calculated based on the total number of shares of Class A Common Stock outstanding (7,450,622) and on the total number of shares of Class B Common Stock outstanding (3,013,978) as of April 7, 2000, plus, where applicable, shares issuable upon exercise of options within sixty days after April 7, 2000.

 (4) Consists of options to acquire 76,000 shares of Class A Common Stock, which options are exercisable within sixty days after April 7, 2000.

 (5) Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by the Nichols Family Trust, are also shown as beneficially owned by Mr. Nichols.

 (6) Includes options to acquire 18,100 shares of Class A Common Stock, which options are exercisable within sixty days after April 7, 2000.

 (7) Such shares are held by Lawrence Feldman and his wife as trustees of trusts for the benefit of other unrelated individuals.

 (8) Includes options to acquire 18,800 shares of Class A Common Stock, which options are exercisable within sixty days after April 7, 2000.

 (9) Consists of options to acquire 12,666 shares of Class A Common Stock, which options are exercisable within sixty days after April 7, 2000.

(10) Includes options to acquire 9,999 shares of Class A Common Stock, which options are exercisable within sixty days after April 7, 2000.

(11) Such shares are owned of record by The Biltrite Corporation, of which Stephen Fine is a Director and President. Mr. Fine is a 50% owner of The Biltrite Corporation.

(12) Based solely upon information contained in a Schedule 13G, dated February 10, 2000, received by the Company.

(13) Based solely upon information contained in a Schedule 13G, as amended, dated February 4, 2000 received by the Company. Dimensional Fund Advisors Inc. ("Dimensional") has advised the Company that it is a registered investment advisor and that the securities shown above are held by several investment vehicles for which Dimensional serves as investment manager and that Dimensional thereby disclaims beneficial ownership of all such securities.

                             ELECTION OF DIRECTORS

  Under the Restated Certificate of Incorporation and the Restated Bylaws of the Company, two (2) directors out of a total of six (6) are to be elected at the 2000 Annual Meeting of Stockholders by the holders of Class A Common Stock to serve one-year terms expiring at the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The remaining four (4) directors are to be elected at the 2000 Annual Meeting of Stockholders by the holders of Class B Common Stock to serve one-year terms expiring at the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless authority to vote for a certain nominee is withheld by an indication thereon, the Class A Common Stock proxy will be voted to re-elect Martyn Wilford and to elect Stephen Fine and the Class B Common Stock proxy will be voted to re-elect Steven Nichols, George Powlick, Lawrence Feldman and Jonathan K. Layne, (the last-named of whom was previously elected by holders of Class A Common Stock), in all cases to serve until the 2001 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The Company has no reason to believe that any of those named will not be available as a candidate. However, if such a situation should arise, the proxy may be voted for the election of other nominees as directors at the discretion of the person acting pursuant to the proxy. Certain information regarding the nominees for election by the holders of Class A Common Stock and the holders of Class B Common Stock is set forth below:

    Nominees for Election by Class A Common Stockholders at the 2000 Annual
                                    Meeting

                                 Age at                    Position with               Director
         Name               December 31, 1999                 Company                   Since
         ----               -----------------              -------------               --------
   Stephen Fine............         51                          None                      -- (1)
   Martyn Wilford..........         48                        Director                   1990

    Nominees for Election by Class B Common Stockholders at the 2000 Annual
                                    Meeting

                                 Age at                    Position with               Director
         Name               December 31, 1999                 Company                   Since
         ----               -----------------              -------------               --------
   Steven Nichols..........         57            Chairman of the Board, President       1987
   George Powlick..........         55        Vice President--Finance, Chief Financial   1990
                                                  Officer, Secretary and Director
   Lawrence Feldman........         57                        Director                   1987
   Jonathan K. Layne.......         46                        Director                   1990

--------
(1) Mr. Fine previously served as a director of the Company from 1987 to August 1998.

Principal Occupations of Class A and Class B Nominees During Last Five Years

  Steven Nichols has been President and Chairman of the Board of the Company since 1987. From 1980 to 1986, Mr. Nichols was a director and Vice-President-- Merchandise of Stride Rite Corp., a footwear manufacturer and holding company. In addition, Mr. Nichols was President of Stride-Rite Footwear from 1982 to 1986. From 1979 to 1982, Mr. Nichols served as an officer and President of Stride Rite Retail Corp., the largest retailer of branded children's shoes in the United States. From 1962 through 1979, he was an officer of Nichols Foot Form Corp., which operated a chain of New York retail footwear stores.

  George Powlick, Director, Vice President--Finance, Chief Financial Officer and Secretary, joined the Company in January 1988. Mr. Powlick is a certified public accountant and was an audit partner in the independent public accounting firm of Grant Thornton from 1975 to 1987.

  Lawrence Feldman, a Director of the Company, has been President of the Rug Warehouse, Inc., a New York City oriental rug retailer and wholesaler, since 1977. From 1973 to 1977, he was Vice President for Design and Product Development for Hart Schaffner & Marx, a clothing manufacturer and retailer.

  Stephen Fine, a nominee for Director of the Company, has been a Director, President and Chief Operating Officer of The Biltrite Corporation since 1985, and from 1982 to 1985 he served as Executive Vice-President of Biltrite, a supplier of rubber and plastics products used in footwear, flooring and industrial applications. From 1970 to 1982, he held various executive positions with American Biltrite Inc. Mr. Fine is a Director of Maxwell Shoe Company Inc., a manufacturer of women's casual and dress footwear. Mr. Fine previously served as a Director of the Company from 1987 until his resignation in August 1998.

  Jonathan K. Layne, a Director of the Company, has been a partner in the law firm of Gibson, Dunn & Crutcher LLP since 1987, where he specializes in corporate and securities law matters. From 1979 to 1986 he was an associate of the same law firm. Mr. Layne is also a member of the Board of Directors of The Finish Line, Inc., a retailer of brand name athletic and leisure footwear, activewear and accessories.

  Martyn Wilford, a Director of the Company and of K.Swiss UK Ltd. (a Company subsidiary), has been Chairman of the Board and Chief Executive Officer of Joseph Clark & Sons (Soho) Limited, a British leather trader, since 1986. Mr. Wilford joined Joseph Clark & Sons in 1974. He is a chartered accountant.

                   CERTAIN INFORMATION CONCERNING THE BOARD
                  OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

  The Board of Directors has the following standing committees: Compensation and Stock Option Committee and Audit Committee. The Company does not have a nominating committee of its Board of Directors.

Meetings of the Board of Directors and Committees

  The Board of Directors held four formal meetings during fiscal 1999 and took action on numerous matters by unanimous written consent. Each Director attended at least 75% of the meetings of the Board and Board Committees of which he was a member.

  The Compensation and Stock Option Committee is composed of Messrs. Lawrence Feldman and Martyn Wilford. This Committee met nine times during fiscal 1999.

  The Audit Committee is composed of Messrs. Lawrence Feldman and Martyn Wilford. Mr. Jonathan Layne served for a portion of the year on the committee. This committee met two times during fiscal 1999.

Remuneration of Directors

  During 1999, all directors who are not employees were paid a lump-sum of $2,000, plus $2,000 for each committee served on and $2,000 per regular Board meeting attended, and normal and necessary expenses for attending all such meetings. The Company also pays non-employee directors of its subsidiaries similar amounts.

                            EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the compensation paid by the Company during the years ended December 31, 1999, 1998 and 1997 to the Chief Executive Officer and the four most highly compensated executive officers of the Company (the Named Officers) whose salary and bonus exceeded $100,000 in 1999.

                          SUMMARY COMPENSATION TABLE

                                    Annual        Long Term
                                 Compensation    Compensation
                               ----------------- ------------
                                                    Awards
                                                 ------------
                                                   Options/
Name and Principal                                   SARs        All Other
Position                  Year  Salary  Bonus(1)     (#)      Compensation(2)
------------------        ---- -------- -------- ------------ ---------------
Steven Nichols..........  1999 $746,834 $746,834       --         $80,943(3)
President and Chief       1998  721,622  721,622       --          59,479(3)
 Executive Officer        1997  702,308  505,369       --          42,528

Preston Davis...........  1999  166,546   99,928       --          15,502
Vice President Sales      1998  161,695   97,017       --          17,151
                          1997  156,360   93,816       --          17,888

Deborah Mitchell........  1999  236,383  189,106    27,000         16,562
Vice President--          1998  190,088  152,070       --          16,626(4)
 Marketing                1997  185,000  146,941    10,000         19,349(4)

George Powlick..........  1999  254,744  203,795    62,000         50,635(5)
Vice President--Finance,  1998  247,324  197,859       --          19,643(5)(6)
 Chief Financial Officer  1997  239,934  138,122       --          25,022(6)

Peter Worley............  1999  183,591   91,796     7,000         16,476
Vice President--Product   1998  166,310   83,155     2,000         16,222
 Development              1997  144,900   60,271    30,000         13,626

--------
(1) Includes cash bonuses earned and accrued during the year indicated, but paid subsequent to the end of the year.

    Effective July 1, 1996 the Company adopted an executive bonus program based on changes in Economic Value Added ("EVA"). See "Compensation and Stock Option Committee Report".

    The terms of the program for 1996 mandated that no payouts would be made for 1996 and that any declared bonus would be carried forward to 1997 as a beginning bank balance for the executive. The remaining amounts accrued and deposited in notional EVA bank accounts for 1996 for the Named Officers are as follows: Steven Nichols--$0, Preston Davis--$28,474, Deborah Mitchell-- $90,570, George Powlick--$0, and Peter Worley--$9,356.

    The balance accrued in notional EVA bank accounts at the end of 1997 (excluding amounts disclosed above as "Bonus" but including balances carried forward from 1996) for the Named Officers are as follows: Steven Nichols-- $308,430, Preston Davis--$147,858, Deborah Mitchell--$145,881, George Powlick--$84,297 and Peter Worley--$48,093.

    The balance accrued in notional EVA bank accounts at the end of 1998 (excluding amounts disclosed above as "Bonus" but including balances carried forward from 1997) for the Named Officers are as follows: Steven Nichols--$1,316,536, Preston Davis--$384,642, Deborah Mitchell--$352,840,
    George Powlick--$360,706 and Peter Worley--$161,263.

    The balance accrued in notional EVA bank accounts at the end of 1999 (excluding amounts disclosed above as "Bonus" but including balances carried forward from 1998) for the Named Officers are as follows: Steven Nichols--$2,874,432, Preston Davis--$572,724, Deborah Mitchell--$713,479,
    George Powlick--$785,823 and Peter Worley--$336,323. Based on the Company's future performance, the Named Officers may or may not be paid these balances. See "Compensation and Stock Option Committee Report".

(2) Comprised of the Company's profit sharing and 401(k) matching contributions made in the stated year on behalf of the Named Officers, cash payments made relating to the number of stock options held by the Named Officers and term life insurance premiums for the benefit of the Named Officers.

(3) Includes $51,050 and $19,050 for 1999 and 1998, respectively, of above-market interest earned on deferred compensation.

(4) Includes $787 and $2,925 for 1998 and 1997, respectively, of imputed interest related to a non-interest bearing loan made by the Company to Ms. Mitchell.

(5) Includes $29,835 and $7,620 for 1999 and 1998, respectively, of above-market interest earned on deferred compensation.

(6) Includes $366 and $1,565 for 1998 and 1997, respectively, of imputed interest related to a non-interest bearing loan made by the Company to Mr. Powlick.

                          STOCK OPTION GRANTS IN 1999

  The following table sets forth information with respect to options to purchase the Company's Class A Common Stock granted in 1999 to the Named Officers.

                                                                              Potential
                                      Individual Grants                  Reliazable Value at
                         -----------------------------------------------   Assumed Annual
                                    % of Total                             Rates of Stock
                                     Options                             Price Appreciation
                         Options    Granted to    Exercise               for Option Term(1)
                         Granted    Employees      Price      Expiration -------------------
Name                     (#)(2)      in 1999   (per share)(3)    Date       5%        10%
----                     -------    ---------- -------------- ---------- --------- ---------
Steven Nichols..........    --         -- %        $  --            --   $     --  $     --

Preston Davis...........    --         --             --            --         --        --

Deborah Mitchell........ 25,000(4)      17          17.38      04/04/09    660,039 1,308,296
                          1,000(5)       1           1.00      10/05/09     27,200    43,904
                          1,000(6)       1          17.06      10/06/09     10,731    27,193

George Powlick.......... 60,000(7)      42          32.13      04/19/09  1,212,194 3,071,939
                          1,000(5)       1           1.00      10/05/09     27,200    43,904
                          1,000(6)       1          17.06      10/06/09     10,731    27,193

Peter Worley............  5,000(8)       3          29.63      04/13/09     93,155   236,073
                          1,000(5)       1           1.00      10/05/09     27,200    43,904
                          1,000(6)       1          17.06      10/06/09     10,731    27,193

--------
(1) Potential realizable value is based on the assumption that the fair market value of the common stock price will appreciate at the annual rate shown (compound annually) from the grant date until the end of the ten year option term. This value is calculated based on requirements of the Securities and Exchange Commission and does not reflect the Company's estimate of future stock price growth.

(2) The Company's 1990 Stock Incentive Plan is administered by the Compensation and Stock Option Committee of the Board of Directors which determines the eligibility of persons under the Plan, the number of awards to be granted and the terms of such grants.

(3) Options were granted at or below market value at the date of grant (the closing price of the Company's Class A Common Stock on the Nasdaq National Market). The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4) Options granted commenced vesting on April 5, 1999 and vest 33% three years, four years and five years, respectively, after the date upon which such options commenced vesting.

(5) Options granted commenced vesting on October 6, 1999 and vest 33% three years, four years and five years, respectively, after the date upon which such options commenced vesting.

(6) Options granted commenced vesting on October 7, 1999 and vest 33% three years, four years and five years, respectively, after the date upon which such options commenced vesting.

(7) Options granted commenced vesting on April 20, 1999 and vest 33% two years, with the remaining balance vesting 33% three years, four years and five years, respectively, after the date upon which such options commenced vesting.

(8) Options granted commenced vesting on April 14, 1999 and vest 33% four years, five years and six years, respectively, after the date upon which such options commenced vesting.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth information with respect to options exercised, unexercised options, and year end values, in each case with respect to options to purchase the Company's Class A Common Stock granted in 1999 and prior years under the 1990 Stock Incentive Plan to the Named Officers and held by them at December 31, 1999.

                                                                          Value of Unexercised
                          Shares                Number of Unexercised         In-the-Money
                         Acquired                    Options at                Options at
                            on                  December 31, 1999 (#)     December 31, 1999(1)
                         Exercise    Value    ------------------------- -------------------------
    Name                   (#)     Realized   Exercisable Unexercisable Exercisable Unexercisable
    ----                 -------- ----------- ----------- ------------- ----------- -------------
Steven Nichols.......... 424,000  $12,040,688   76,000          --      $1,079,428    $    --
Preston Davis...........  44,000    1,366,575   14,400        7,600        116,823      89,343
Deborah Mitchell........   4,000      170,500    4,333       68,667         61,542     592,840
George Powlick.......... 135,500    3,819,594    2,660       87,840         37,780     301,859
Peter Worley............     --           --     3,333       55,667         43,589     629,936

--------
(1) Represents the difference between the closing price of the Company's Class A Common Stock on December 31, 1999 of $18.58 and the exercise price of the options.

                             EMPLOYMENT AGREEMENTS

  The Company and Steven Nichols, the Company's Chairman, President and Chief Executive Officer, are parties to a five-year employment agreement commencing January 1, 1996 and ending December 31, 2000. Under this agreement, Mr. Nichols received an annual base salary of $746,834 during 1999 and will receive the same amount (plus an adjustment for cost of living increases) during each subsequent year thereafter. Mr. Nichols also receives a cash bonus award each year in an amount ranging up to 200% of his base salary, depending upon the financial performance of the Company as compared to the prior year. Mr. Nichols receives no bonus for a year in which the Company's earnings before income taxes do not exceed 110% of the prior year's earnings before income taxes, excluding extraordinary items. Mr. Nichols will be awarded a bonus equal to 4% of base salary for each percentage point that earnings before income taxes for any year exceed 110%, up to and including 135%, of earnings before income taxes in the immediately preceding year. In addition, Mr. Nichols will be awarded a bonus equal to 5% of base salary for each percentage point that earnings before income taxes for any year exceed 135%, up to and including 155%, of earnings before income taxes in the immediately preceding year. In the event earnings before income taxes for any year exceed 155% of earnings before income taxes in the immediately preceding year, Mr. Nichols will be awarded a bonus equal to 200% of his base salary for such year (which is the maximum bonus payable to Mr. Nichols in any one year under the employment agreement). Mr. Nichols has voluntarily agreed to waive that portion of the bonus he would have received under his employment agreement for 1996 through 1999 to the extent it exceeds the amount he would have received under the Company's Economic Value Added bonus plan. See "Executive Compensation--Compensation and Stock Option Committee Report." The employment agreement prohibits Mr. Nichols from competing with the Company and its subsidiaries for a period of 12 months following termination of his employment, although this restriction is not applicable beyond December 31, 2000 if Mr. Nichols remains employed by the Company on or after that date. The agreement is terminable upon 30 days written notice by Mr. Nichols under certain circumstances, such as a reduction in salary or position, and is terminable by the Company for cause.

  In connection with a prior employment agreement, the Company and Mr. Nichols entered into an amended and restated registration rights agreement which granted Mr. Nichols the right to cause the Company to register outstanding shares of Class A Common Stock issuable upon conversion of Class B Common Stock, held by Mr. Nichols or any entity formed primarily for the benefit of members of his family, in each case upon any proposal by the Company to register shares of any class of Common Stock under the Securities Act of 1933, as amended, in a public offering for cash.

                COMPENSATION AND STOCK OPTION COMMITTEE REPORT

Summary of Compensation Policies For Executive Officers

  The Compensation and Stock Option Committee (the "Compensation and Stock Option Committee" or the "Committee") administers the Company's stock option plans, reviews the Company's compensation plans, programs and policies and monitors the performance and compensation of executive officers and other key employees and makes appropriate recommendations and reports to the full Board of Directors concerning matters of executive compensation.

  The Company's philosophy is to maintain compensation programs which attract, retain and motivate senior management with economic incentives which are directly linked to financial performance and increased stockholder value. The key elements of the Company's executive compensation program consists of a base salary, potential for an annual bonus directly linked to individual and overall Company performance and the grant of stock options and other stock incentive awards intended to encourage the achievement of superior results over time and to directly align executive officer and stockholder economic interests.

  The Committee believes the Chief Executive Officer's compensation should be heavily influenced by Company performance. The Chief Executive Officer and the Company are parties to a five-year employment agreement which expires December 31, 2000. See "Executive Compensation--Employment Agreements." The Chief Executive Officer received an annual base salary of $746,834 during 1999 and will receive the same amount plus an adjustment for cost of living increases during each subsequent year thereafter. He is also eligible to receive a cash bonus award each year in an amount ranging up to 200% of his base salary, depending entirely upon the financial performance of the Company as compared to the prior year, provided however, for the years ending December 31, 1996 through 1999, Mr. Nichols has voluntarily agreed to waive that portion of the bonus he would have received under his employment agreement for these years to the extent it exceeds the amount he would have received under the Company's Economic Value Added ("EVA") bonus plan. Mr. Nichols' 1997, 1998 and 1999 bonuses calculated in accordance with his employment contract would have been $1,404,616, $1,443,244, and $1,493,668 respectively. The Company's EVA bonus plan was designed by Stern Stewart & Co., consultants specializing in EVA plans, and basically rewards managers for increases in EVA (i.e. after tax operating profit, minus a charge for all capital employed). Under the applicable bonus program, the Chief Executive Officer received bonus payments of $505,369, $721,622 and $746,834 for the years ending December 31, 1997,
1998 and 1999, respectively. The Committee believes this arrangement provides the Chief Executive Officer significant incentive and aligns what could amount to (as in 1997, 1998 and 1999) a bonus equal to a substantial percentage of his annual salary directly to the Company's economic improvement.

  In addition, the Chief Executive Officer's five-year 1990 employment agreement provided for the grant by the Company of 400,000 shares of Class A Common Stock which options have now been granted at exercise prices ranging from $7.63 to $9.63 per share. In November 1994 he received a grant of 80,000 options to purchase shares of Class A Common Stock at an exercise price of $10.63 per share and in February 1996 he received a grant of 100,000 options to purchase shares of Class A Common Stock at an exercise price of $4.38 per share. All exercise prices were not less than the fair market value of such shares at the time of grant. The Committee believes these salary, bonus and option arrangements, together with the Chief Executive Officer's substantial equity ownership in the Company, provide him with incentive to perform at superior levels and in a manner which is directly aligned with the economic interests of the Company's stockholders.

  The Committee has adopted similar policies with respect to overall compensation of the Company's other executive officers. The salaries of the Company's executive officers have been established by considering the salaries of similar executives of comparably-sized companies both within and outside the industry within which the Company operates. In addition, other relative performance factors, including the individual's past performance and future potential, are considered in establishing base salaries of executive officers. Salaries for the Company's executive officers for 1999 generally increased 3% over the prior year's salaries with specific salary increases depending upon corporate performance, individual performance and inflation during the prior fiscal year.

  Effective July 1, 1996, the Company adopted, for certain of its executive officers plus other key management personnel, a bonus plan based on increasing the Company's EVA. Participants can earn a target bonus, based on the participant's role, responsibilities, and business unit, if target results are achieved. If target results are exceeded or missed, bonuses are proportionately increased or decreased. Target bonuses (expressed as a percentage of salary) and related performance goals (expressed as changes in
EVA) were established at the plan adoption date, after assessing recommendations of management and Stern Stewart & Co. EVA represents the net after tax operating profit less a charge for capital employed and is measured for the Company as a whole as well as individual business units within the Company.

  Each year a participating executive receives a bonus declaration equal to their target bonus multiplied by their business unit's EVA performance factor. The bonus declaration is accrued and placed in a notional bank account from which annual bonus payments are made to the executive. Annual payments from the notional bank account are equal to the bank balance (if the bank balance is less than or equal to one target bonus) plus one third of any excess bank balance after payment of target bonus, limited to one additional target bonus. Remaining bank balances are carried forward and are subject to forfeiture if the employee leaves the Company or the subsequent years change in EVA does not achieve plan performance parameters.

  During 1999, all Named Officers earned at least one target bonus because the Company's corporate plans and goals were exceeded for their business unit. The committee believes that EVA represents a key financial indicator of stockholder value and is an appropriate measure of Company financial performance.

  The Committee also generally grants stock options to the executive officers based primarily upon a subjective evaluation of the executive's past performance and future ability to influence the Company's long-term growth and profitability and secondarily upon the Company's recent economic performance. See "Stock Option Plans." Options are generally (but not always) granted at current market values and generally (but not always) contain vesting periods over a three-year period commencing on the third anniversary of the date of option grant. In some cases, the Committee has granted options with exercise prices of $1.00 per share to certain employees in amounts less than it would have granted to such persons at the then current market values. The Committee believes that this practice, although not widely utilized, can be a significant factor in motivating certain individuals, particularly those persons the Company is seeking initially to hire. In making new option grants, the Committee does consider the number of options already held by an executive officer. Since the value of a stock option bears a direct relationship to the Company's stock price, the Committee believes they are effective incentives for management to create value for stockholders. Consequently, the Committee believes stock options are a critical component of its long-term, performance-based compensation philosophy.

  Under 1993 federal law and applicable regulations, income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under the law, the deduction limit does not apply to payments which qualify as "performance-based". To qualify as "performance-based", compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee intends to design the Company's compensation programs to conform with the legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based". However, the Company may pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

                                               Compensation and Stock Option
                                               Committee

                                               Lawrence Feldman Martyn Wilford

Dated: April 4, 2000

  The above report of the Compensation and Stock Option Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

Compensation Committee Interlocks and Insider Participation

  Directors Feldman and Wilford comprise the Compensation and Stock Option Committee.

  In June 1988, the Company issued to the Rug Warehouse Inc. Pension Plan & Trust ("RWI") (of which Mr. Feldman, a Director of the Company, was trustee) 10% junior subordinated debentures in the principal amount of $400,000 to refinance certain junior subordinated debentures that were then repaid. The debentures are due on December 31, 2001 with interest payable quarterly. Beginning June 30, 1996 and on each December 31 and June 30 thereafter until the debentures are fully retired, the holder of such debentures may require the Company to redeem $50,000 (or such lesser principal amount outstanding) of such debentures on such dates. The Company has been informed that RWI has transferred its debentures to Mrs. Susan Feldman, the wife of Mr. Feldman.

                         STOCK PRICE PERFORMANCE GRAPH

                    Compare 5-Year Cumulative Total Return
                   Among K.Swiss Inc. Class A Common Stock,
                   Broad Market Index and Industry Index(1)

  The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           K-SWISS INC    INDUSTRY
(Fiscal Year Covered)        CL A           INDEX         NASDAQ
---------------------        ----------     ---------     ----------
Measurement Pt- 12/30/1994    $100.00        $100.00      $100.00
FYE   12/29/1995              $ 55.42        $115.79      $129.71
FYE   12/31/1996              $ 50.74        $181.94      $161.18
FYE   12/31/1997              $ 83.95        $135.33      $197.16
FYE   12/31/1998              $139.35        $122.82      $278.08
FYE   12/31/1999              $193.09        $167.50      $490.46

                   ASSUMES $100 INVESTED ON JANUARY 1, 1995
                         ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEARS ENDING DECEMBER 31

--------
(1) Industry Index chosen was Media General Industry Group 321--Textile-- Apparel Footwear & Accessories

                              STOCK OPTION PLANS

  On January 9, 1990, the Board of Directors adopted the K.Swiss Inc. 1990 Stock Incentive Plan (the "1990 Plan") which authorized the issuance of up to 1,050,000 shares of Class A Common Stock, subject to adjustments under certain circumstances. As amended, the aggregate number of shares issuable upon options and other awards under this plan was 1,650,000 shares of Class A Common Stock. The purpose of such plan was to enable the Company to attract, retain and motivate its key employees by providing for or increasing their proprietary interest in the Company. Any person who was employed by the Company on a salaried basis was eligible to participate in the 1990 Plan. Awards may no longer be granted under the 1990 Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock will be issued pursuant to any award after January 9, 2010. The 1990 Plan is administered by a committee of the Board of Directors of the Company, which has full power to construe the 1990 Plan. The 1990 Plan authorized the Compensation and Stock Option Committee to enter into any type of arrangement with an eligible employee that, by its terms, involved or might involve the issuance of (1) Class A Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Class A Common Stock, or (3) any other security or benefit with a value derived from the value of the Class A Common Stock.

  During the year ended December 31, 1999 five current executive officers (out of 11 persons) were granted options to acquire an aggregate of 98,000 shares of Class A Common Stock at an average per share exercise price of $26.27. During the year ended December 31, 1999, other employees were granted options to acquire 49,000 shares of Class A Common Stock at an average exercise price of $7.12 per share. As of April 7, 2000, there were 2,285,286 options granted, 895,518 options exercised, 689,498 options cancelled and 700,270 options outstanding under the 1990 Plan. Such options are exercisable at prices ranging from $0.50 to $47.38 per share. There are no options available for future grant under the 1990 Plan.

  On April 12, 1999 the Board of Directors, and on May 20, 1999 the stockholders of the Company, each adopted and approved the K.Swiss Inc. 1999 Stock Incentive Plan (the "1999 Plan"). The 1999 Plan provides that the aggregate number of shares that may be issued pursuant to all Awards shall not exceed 600,000. The purpose of such plan is to enable the Company to attract, retain and motivate its employees and consultants in the Company, and to attract, retain and motivate its non-employee directors and further align their interest with those of the stockholders of the Company by providing for or increasing their proprietary interest of such persons in the Company. Awards may not be granted under the 1999 Plan after April 12, 2009. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock may be issued pursuant to any award after April 12, 2019. The 1999 Plan is administered by a committee of the Board of Directors of the Company, which has full power to construe the 1999 Plan. The 1999 Plan authorizes the Compensation and Stock Option Committee to enter into any type of arrangement with an eligible person that, by its terms, involves or might involve the issuance of (1) Class A Common Stock or of any other class of security of the Company that is convertible into shares of Common Stock ("Shares") or (2) a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of the Shares. As of April 7, 2000, 309 persons were eligible to so participate.

   During the year ended December 31, 1999, no awards were granted under the 1999 Plan. As of April 7, 2000, there were 181,450 options granted and outstanding and 418,550 options available for future grant under the 1999 Plan. Such options are exercisable at a price of $1.00 to $10.13 per share.

             ADOPTION AND APPROVAL OF THE COMPANY'S ECONOMIC VALUE
                ADDED BONUS PLAN AND RELATED PERFORMANCE GOALS

Proposal

  At the Annual Meeting of Stockholders, the stockholders of the Company will be asked to adopt and approve the Company's Economic Value Added Bonus Plan (the "EVA Bonus Plan") and the related performance goals established for participants under the EVA Bonus Plan.

  The Company adopted the EVA Bonus Plan effective July 1, 1996. The EVA Bonus Plan currently covers fifteen (15) executive officers and other key management personnel, but the Compensation and Stock Option Committee may add or remove participants from the EVA Bonus Plan in the future. All executive officers and management personnel of the Company are eligible to participate in the EVA Bonus Plan although participation is conditioned upon approval by the Compensation and Stock Option Committee. Participants are selected based on their roles and responsibilities in the performance of a business unit or the Company as a whole. Bonuses are awarded under the EVA Bonus Plan based on the performance of each participant's business unit or the Company as a whole, as the case may be. Performance is measured as the change in EVA, which is after tax operating profit, less a charge for all capital employed. Target bonuses are a set percentage of salary for each participant and represent the amount of bonus declared for each EVA performance target achieved.

  At the end of each year, each participant receives a bonus declaration equal to their target bonus multiplied by their business unit's EVA performance factor. The bonus declaration is accrued and placed in a notional bank account for each participant. The annual bonus payment to each participant is equal to the participant's bank balance, if the notional bank balance is less than or equal to the participant's target bonus. If the notional bank balance is greater than the target bonus, the bonus payment will equal the target bonus plus one third of any excess bank balance after payment of the target bonus, limited to one additional target bonus. Therefore, the maximum bonus payment in any given year to any participant is limited to two times his or her target bonus amount. Any remaining bank balances are carried forward to the following year and are subject to forfeiture if the employee leaves the Company or subject to recapture depending upon the subsequent year's change in EVA.

  The maximum payment which may be made to any participant in any given year is 100% of his or her base salary. Each of the Named Officer's 1999 base salaries is set forth on the Summary Compensation Table at page 5. The base salary for each Named Officer will be equal to their respective 1999 base salaries, plus an adjustment for cost of living increases for 2000 and for each subsequent year thereafter. Under extraordinary circumstances, annual increases in base salary for the Named Officers may exceed an adjustment for cost of living increases. In addition, Steven Nichols may not be paid more than $2,000,000 under the EVA Bonus Plan in any given year, and no other participant may be paid more than $500,000 under the EVA Bonus Plan in any given year.

  The performance goals contained in the EVA Bonus Plan have been established in conjunction with a management consulting firm and approved by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee may amend, alter or discontinue the EVA Bonus Plan in full or with respect to any individual participant. It is intended that the Compensation and Stock Option Committee will certify in writing that the performance goals contained in the EVA Bonus Plan have been satisfied before payment of any amounts due under the EVA Bonus Plan, if any. Future amounts payable under the EVA Bonus Plan are not determinable because payments are based on the future performance of the Company and its business units. However, the following chart shows the bonus payments in the last completed fiscal year for the individuals and groups listed:

                               NEW PLAN BENEFITS

                        Economic Value Added Bonus Plan

       Name and Position                                       Dollar Value ($)
       -----------------                                       ----------------
Steven Nichols................................................    $  746,834
 President and Chief Executive Officer

Preston Davis.................................................        99,928
 Vice President Sales

Deborah Mitchell..............................................       189,106
 Vice President--Marketing

George Powlick................................................       203,795
 Vice President--Finance, Chief Financial Officer

Peter Worley..................................................        91,796
 Vice President--Product Development

Executive Group...............................................     1,712,668
Non-Executive Officer Employee Group..........................       173,760

  Current tax laws restrict the deductibility of executive compensation paid by public companies. Under these restrictions, the Company will not be able to deduct compensation paid to its Named Officers in excess of $1,000,000 unless the excess compensation satisfies the requirements applicable to "performance-based compensation" set forth in the tax laws and regulations and unless certain other requirements are met. Non-deductibility would result in additional tax costs to the Company. The stockholder approval requested by this proposal will assist in enabling the compensation payable by the Company pursuant to the EVA Bonus Plan to qualify as "performance-based compensation," thereby enabling the Company to achieve maximum tax deductibility of such compensation costs. If the stockholders of the Company do not approve this proposal, the Company will not make any further payments pursuant to the EVA Bonus Plan.

  The EVA Bonus Plan is set forth in full at Exhibit A attached hereto. Any description of such provisions contained herein is qualified in its entirety by reference to the provisions themselves contained in Exhibit A.

Recommendation

  The Board of Directors believes it is in the best interests of the Company and its stockholders to approve the Company's Economic Value Added Bonus Plan and the related performance goals in the form attached as Exhibit A in order to enable the Company to achieve maximum tax deductibility of the compensation costs associated with the Economic Value Added Bonus Plan and in order to attract, retain and motivate key employees. The affirmative vote of the holders of a majority of the voting power of the Company present, or represented, and entitled to vote at the Annual Meeting is necessary for the approval of this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE COMPANY'S ECONOMIC VALUE ADDED BONUS PLAN.

                             CERTAIN TRANSACTIONS

  In June 1988, the Company issued to George Powlick (Director, Vice President--Finance and Chief Financial Officer of the Company) 10% junior subordinated debentures in the principal amount of $100,000 to refinance certain junior subordinated debentures that were then repaid. The debentures are due on December 31, 2001 with interest payable quarterly. Beginning June 30, 1996 and on each December 31 and June 30 thereafter until the debentures are fully retired, the holder of such debentures may require the Company to redeem $50,000 (or such lesser principal amount outstanding) of such debentures on such dates.

  Jonathan Layne is a member of the Board of Directors of the Company and a nominee as a Class B Director. See "Election of Directors". Mr. Layne is a partner of the law firm Gibson, Dunn & Crutcher LLP which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Grant Thornton was the Company's certified public accountant for fiscal 1999. During fiscal 1999, the Company also engaged Grant Thornton to render certain non-audit professional services involving general consultations.

  The appointment of auditors is approved annually by the Board of Directors which is based in part on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. Grant Thornton has been selected by the Audit Committee and the Board of Directors for the current year. Stockholder approval is not sought in connection with this selection. Each professional service performed by Grant Thornton during fiscal 1999 was reviewed, and the possible effect of such service on the independence of the firm was considered, by the Audit Committee. Representatives of Grant Thornton will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if they desire to do so and will respond to questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Stockholders who wish to present proposals for action at the 2001 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than December 11, 2000, for inclusion in next year's proxy statement and proxy card.

                                 MISCELLANEOUS

  The Company knows of no matters other than the foregoing to be brought before the Annual Meeting, but if any other such matter properly comes before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the proxies in accordance with their best judgment.

  The Annual Report of the Company for the fiscal year ended December 31, 1999, including financial statements, is being mailed under the same cover to each person who was a stockholder of record on April 7, 2000.

  The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, to any stockholder desiring a copy. Stockholders may write to K.Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: George Powlick, Vice President--Finance.

  EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Steven Nichols

                                          Steven Nichols
                                          Chairman of the Board and
                                           President

Westlake Village, California
April 14, 2000

                                                                     APPENDIX A

                                 K.SWISS INC.

                            EVA IMPROVEMENT PROGRAM

                           MEASURING OUR PERFORMANCE

  Our mission has one simple goal--to create greater value for our share owners, employees and other stakeholders. That is the main purpose of K.Swiss Inc. and that goal is built upon a simple economic premise--that value is created by consistently increasing the Company's economic profit year after year.

  While our mission is easy enough to understand, how we accomplish it is somewhat more complex.

  In 1996 we adopted a simple easy-to-use tool to measure our financial performance. Known as Economic Value Added or EVA, this measurement tool helps us to determine how well we are doing in our primary mission. EVA tells us how much value we have added from one year to the next by calculating the growth in our economic profit.

  Because it is a key factor in the financial health of the Company, EVA also plays a significant role in our future. So, it is important that we all learn what we can do to positively affect the Company's EVA--for the benefit of our share owners, the Company and ourselves.

                                 WHAT IS EVA?

  EVA is a financial performance measurement tool that is easily calculated. Put simply, EVA measures the increase in economic profit generated from one year to the next.

  Let's start by defining economic profit. Economic profit is the Company's net operating profit after taxes (NOPAT) minus a charge for operating capital. This charge reflects the cost of acquiring that capital from our share owners and our lenders. Calculating our economic profit shows if we are obtaining a return greater than the cost of that capital.

  To measure whether we are improving our economic profit each year, we use the formula for Economic Value Added. EVA is calculated by subtracting last year's economic profit from this year's. The result is the economic value added to the Company--how much additional value we have created for share owners in that particular year.

                                 WHY USE EVA?

  Not only is it an ideal financial measurement tool, EVA is also the most accurate method for making business decisions that truly create additional economic value for our Company.

  Used by themselves, other financial measurements, such as operating income growth, can be misleading. Unless a business consistently earns more than the cost of its capital, it will lose value for its share owners .... even if it is growing operating income.

                          HOW DOES EVA ACTUALLY WORK?

  Using EVA is simple. Just follow these four steps:

  First, calculate your NOPAT.

  Second, calculate your capital charge. To do that, multiply your average operating capital times the Company's cost of capital. Operating capital is your working capital (cash, inventories and receivables minus payables) plus your fixed assets (property, plant and equipment).

  Next, subtract your capital charge from your NOPAT. This is your economic profit.

  Finally, subtract last year's economic profit from this year's economic profit . . . and the result is the economic value you have added.

                          WHO IS ACCOUNTABLE FOR EVA?

  Each Company operation is accountable for its economic profit and EVA. Specifically, it is responsible for the two key drivers of EVA--net income and operating capital.

  Previously, operating managers were judged on several net income measures over which they had varying degrees of control. In the future, financial performance will be based on measures which can be influenced. Treasury-related items--interest income and expense--will be charged to Corporate Treasury.

  In addition, the Company's effective tax rate will be charged to all operations.

  In addition, more focus will be given to the second driver of EVA--operating capital. The capital invested in an operation directly affects its economic profit through the capital charge. If each operation and each business segment earn returns in excess of the cost of capital, the Company will consistently grow its economic profit and EVA.

                                 K.SWISS INC.

                          YOUR EVA AWARD CALCULATION

                                     1996

Overview

  The EVA award is a formula-driven plan which is based upon two factors: (1) a bonus target and (2) a financial performance factor.

              Incentive Award = Bonus Target X Performance Factor

  The Bonus Target is a percentage of base salary that is defined by the plan. The Performance Factor is a multiplier derived by comparing actual financial performance to expected financial performance. For example, if you have an established Bonus Target of $10,000 and your business unit's actual performance equaled 110% of expected performance last year, your incentive award equals $11,000 ($10,000 X 110%).

              Incentive Award = Bonus Target X Performance Factor
                                = $10,000 X 110%
                                = $11,000

  This booklet will explain our plan and how to calculate your EVA award.

                                 THE EVA AWARD

Your Bonus Target

  K.Swiss' EVA incentive program has set competitive targets for individual participants. Each participant has a Bonus Target that is determined by multiplying a Target Percentage by the incumbent's base salary. The Target Percentage for each participant has been established by the compensation committee based on job requirements, scope and duties of each position. For example, if your Target Percentage is equal to 10 and your salary is $90,000, your Bonus Target would be 10% X $90,000 = $9,000.

         Bonus Target = Target Percentage X Participant's Base Salary
                           = 10% X $90,000
                           = $9,000

EVA Performance Factor

  EVA is an exciting new development in incentive compensation design. It makes managers into stakeholders in two powerful ways:

  1. Your EVA Award will be based solely on the EVA Performance of your business unit.

  2. Your EVA Bonus Declaration (the amount credited to the Bonus Bank at year end) is unlimited because, far from being an expense, it is a share of the value you are adding to K.Swiss.

  One of the core values in our incentive pay program is that each participant should receive a portion of the value that they help create. K.Swiss uses EVA to measure the Company's performance. The EVA Award is designed so that you receive an award based on your business unit's contribution to K.Swiss' EVA. An explanation of key concepts follows.

  Our shareholders expected return on their investment can be measured in terms of EVA growth on an annual basis. This is called Expected EVA Improvement (EI). This improvement is not based upon your business plan, but rather on the expectations of our shareholders.

  The EVA Interval represents the amount of deviation from Expected EVA Improvement (EI) that eliminates (negative deviation) or doubles (positive deviation) the bonus declaration. The EVA Interval and the expected EVA Improvement have been established by outside consultants who use their knowledge to take economic and financial data for K.Swiss and our industry into account to develop the EVA Interval and expected EVA Improvement. From the graph, you can see that the EVA Interval establishes the leverage (risk) of the plan; that is, the smaller the interval, the more quickly the bonus declaration doubles or goes to zero. The slope of the line, which is determined by the EVA Interval, establishes the extent to which you will be rewarded (or penalized) for actual EVA performance greater (or less) than EI.

  It is important for K.Swiss' incentive pay program to provide you with part of the value you help create. To do this, the bonus calculation has to increase EVA Bonus Declarations as EVA Improvement increases. EVA Bonus Declarations will equal the EVA Target when Actual EVA Improvement equals the Expected EVA Improvement (EI) for your business unit.

  In the next few pages you will be walked through calculating the EVA Bonus Declaration and EVA Award. As you will see, an EVA Bonus Declaration can be positive or negative depending upon your business unit's actual performance. The purpose of these calculations is to take the process shown in the chart and apply it to your situation.

EVA Award Calculations Summarized:

  1. The Actual EVA Improvement (AI) is measured by subtracting the Prior Year EVA from the Current Year EVA of your business unit.

  2. Excess EVA Improvement is calculated by subtracting the Expected EVA Improvement (EI) from the Actual EVA Improvement (AI).

  3. The Performance Multiple is calculated by dividing your Excess EVA Improvement by your EVA Interval.

  4. Your Bonus Multiple is calculated by adding the Performance Multiple and the Target Multiple (always 1).

  5. Your EVA Bonus Declaration is calculated by multiplying the Bonus Multiple in Step 4 by your Bonus Target.

  6. Your EVA Bonus Declaration is credited to the Bonus Bank.

  7. The Bonus Bank pays out your EVA Award based on certain rules.

Measuring EVA Performance

  Performance is measured based on Actual EVA Improvement in your business unit compared to the Expected EVA Improvement. Your business unit's performance is measured after the Current Year EVA is known. Remember that this measurement is not based on budget or business plan performance.

   Step 1  First, the Prior Year EVA is subtracted from the Current Year EVA.
           The difference--called Actual EVA Improvement--is the amount of growth in EVA from one year to the next.

   Step 2  Calculate the Excess EVA Improvement by subtracting the Expected
           EVA Improvement (EI) from the Actual EVA Improvement (AI).

        Actual EVA Improvement (AI) = Current Year EVA - Prior Year EVA
      Excess EVA Improvement = Actual EVA Improvement (AI) - Expected EVA
                                  Improvement

Calculating the EVA Bonus Declaration

  Once the amount of Excess EVA Improvement is known, the Bonus Declaration, the amount credited to the Bonus Bank, can be calculated.

   Step 3  Calculate the Performance Multiple by dividing the Excess EVA
           Improvement by the EVA Interval.

   Step 4 Calculate the Bonus Multiple by adding the Performance Multiple and the Target Multiple (always 1).

   Step 5 Multiply the Bonus Multiple by the Bonus Target and you will get the current year Bonus Declaration.

                Performance Multiple = Excess EVA/EVA Interval
      Bonus Multiple = Performance Multiple + Target Multiple (always 1)
              Bonus Declaration = Bonus Multiple X  Bonus Target

  The bottom line is, if the Actual EVA Improvement (AI) is greater than Expected EVA Improvement (EI), the EVA Bonus Declaration will be greater than the EVA Target.

The Bonus Bank

  Once the EVA Bonus Declaration is calculated, it is deposited in the Bonus Bank. Payments you receive are drawn from the Bonus Bank balance. The Bonus
Bank:

  . Links cumulative pay to cumulative performance by reserving a portion of negative and exceptionally positive bonus declarations against future EVA Improvement.

  . Constantly extends an individual's time horizon forward when making business decisions.

  .  Smoothes the bumps and grinds of the business cycle.

  Here's how the bank works:

   Step 6   The EVA Bonus Declaration is deposited into the Bonus Bank (in
            1997 the beginning balance comes from 1996, if any).

   Step 7a  The amount of the Bonus Bank balance, up to your full Bonus
            Target, will be paid to you from the Bonus Bank balance.

   Step 7b If there is a remaining positive balance, you will receive an additional payment of one-third of the Bonus Bank balance. The amount of this additional payment cannot exceed your Bonus
            Target. That is, the maximum amount paid from the Bonus Bank in any year is 2 times your Bonus Target. Of course, if you reach this limit, any remaining amounts will remain in the Bonus Bank and are available for future payout.

  In extreme situations, it would be possible that negative Bonus Declaration could result in a negative Bonus Bank. If you end the year with a negative Bonus Bank balance, that negative balance will be carried forward to the next year and must be offset by future positive Bonus Declarations.

  Please remember that when we adopted EVA Award System for 1996 we stated we would declare only 50% of a normal bonus declaration due to adopting the plan effective July 1, 1996. In addition, for 1996 only, any EVA Bonus Declaration for 1996 would be deposited into the Bonus Bank as a beginning balance for 1997 and no cash bonus award would be made for 1996.

Your Bonus Worksheet

  The following worksheet is provided for you to complete with your own information.

   1.      Annual Base Salary.........................  $
   2.      X Target Percentage........................      %
                                                        ----
   3.      Bonus Target...............................  $

   STEP 1  4.  Current Year EVA......................   $
   STEP 1  5.  - Prior Year EVA......................   $
   STEP 1  6.  = Actual EVA Improvement (AI)........... $
   STEP 2  7.  - Expected EVA Improvement (EI)..........$
   STEP 2  8.  = Excess EVA Improvement..............   $
   STEP 3  9.  / EVA Interval........................   $
   STEP 3  10. = Performance Multiple................   $
   STEP 4  11. + Target Multiple (always 1)............ $
   STEP 4  12. = Bonus Multiple......................   $
   STEP 5  13. X Bonus Target........................   $
   STEP 5  14. = EVA Bonus Declaration...............   $
   STEP 6  15. Beginning Bonus Bank Balance..........   $
   STEP 6  16. + EVA Bonus Declaration (line 14).....   $
   STEP 6  17. = Available Bonus Bank Balance........   $
   STEP 7a 18. - Payout up to EVA Target.............   $
   STEP 7a 19. = Excess Bonus Bank Balance...........   $
   STEP 7b 20. + Payout of excess Bonus Bank
               Balance*..............................   $
   STEP 7b 21. Total EVA Award (line 18. + line 20.).   $

--------
* Not to exceed EVA Target.

Other Rules

 Transfers

  If you are transferred from one EVA business unit to another EVA business unit during a given year, you will receive a bonus declaration and payment according to the following rules:

 . The award declared for the year of the transfer will be determined according to the full year EVA results of both EVA business units in which you worked during the plan year, and prorated based on the number of months of service in each EVA business unit.

 . Any positive Bonus Bank balance you have at the time of transfer will be paid out over three years beginning at the end of the year of the transfer. A new Bonus Bank (with a beginning balance of zero) will be established for you based on awards earned in the new EVA business unit.

 . Any negative Bonus Bank balance you have at the time of transfer will be carried over and amortized against awards earned at your new EVA business unit.

 Terminations

  Awards

  If employment with K.Swiss terminates during the year, you will not be eligible for an EVA incentive award for that year.

  Bonus Bank

  Bonus Bank balances will be forfeited upon termination except in the following cases:

  .  Termination due to death, disability or retirement (at or after age 62).

  . In cases of terminations due to death or disability, the Bonus Bank balance will be paid in one lump sum within thirty (30) days of the termination date. In cases of termination due to retirement at or after age 62, any Bonus Bank balance you have will be paid over three years, beginning at the end of the year in which you retire.

A Program That Rewards Your Performance

  By providing you a share of all the value you help create, K.Swiss' EVA Award program gives you an incentive to make decisions in the best interest of K.Swiss, our shareholders, customers and employees. By encouraging good business decisions, cost improvements and productivity, it also reinforces the goals of K.Swiss' Strategic Plan.

  The incentive compensation plans established by K.Swiss Inc. should not be construed to be a guarantee or contract of employment nor are employees vested in these benefits. As is customary with such plans, the Board of Directors of K.Swiss Inc. reserves the right to change or discontinue any plan at any time and for any reason, with or without notice.

Glossary

  Actual EVA Improvement (AI)-Current Year EVA minus Prior Year EVA.

  Bonus Bank-Links cumulative pay to cumulative performance by reserving a portion of negative and exceptionally positive bonus declarations against future EVA improvement.

  Bonus Multiple-A number that is the sum of your Performance Multiple and Target Multiple (always 1).

  Bonus Target-The amount calculated by multiplying the Target Percentage and the participant's base salary.

  Current Year EVA-The EVA for a participant's business unit at the end of the current year being measured.

  EVA Award-The amount of EVA bonus paid in any plan year. This amount cannot exceed 2 times the participant's EVA Target Bonus.

  EVA Bonus Declaration-The dollar amount deposited in the Bonus Bank at year-end, before any payments are made.

  EVA Interval-The amount based on KSwiss' financial information and other economic data that determines the leverage of the EVA Plan Component. It is the amount of deviation from Expected EVA Improvement that eliminates or doubles the EVA Target bonuses.

  Excess EVA Improvement-The amount by which Actual EVA Improvement is greater than (+) or less than (-) Expected EVA Improvement, that is (AI)-(EI).

  Expected EVA Improvement (EI)-The expected EVA Improvement in a participant's business unit in a given year. Provides the performance measure and standard for target awards that is consistent with shareholder expectations.

  Performance Multiple-Excess EVA Improvement divided by the EVA Interval. This percentage represents your share of the excess EVA improvement in your business unit.

  Prior Year EVA-The EVA for a participant's business unit at the end of the year prior to the year being measured.

  Target Percentage-The percentage of your base salary that is used to calculate the Bonus Target. This percentage is determined by the compensation committee.

PROXY                           K-SWISS INC.                              PROXY
                             Class A Common Stock
            Proxy for Annual Meeting of Stockholders, May 18, 2000

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on May 18, 2000 at 10:00 a.m. at the K-Swiss Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

     The undersigned hereby acknowledges receipt of the Notice of Annual
Meeting of Stockholders and the accompanying Proxy Statement for the 2000 Annual Meeting and, revoking all prior Proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the Proxies of the undersigned to represent the undersigned and vote all shares of Class A Common Stock of the undersigned in K-Swiss Inc., at the Annual Meeting of Stockholders to be held on May 18, 2000, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

     This Proxy will be voted FOR Items 1 and 2 unless otherwise specified.

                                   (Continued and to be signed on reverse side.)


                                           K-SWISS INC.
                                           P.O. BOX 11251
                                           NEW YORK, N.Y. 10203-0251

1. ELECTION OF DIRECTORS   FOR all nominees  [_]   WITHHOLD AUTHORITY to vote    [_]   EXCEPTIONS* [_]
                           listed below            for all nominees listed below

   Nominees: Stephen Fine, Martyn Wilford
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the space provided below.)

  *Exceptions___________________________________________________________________

2. To adopt and approve the Company's
   Value Added Bonus Plan and related
   performance goals                        FOR [_]   AGAINST [_]   ABSTAIN [_]

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.











                                    Change of Address and/   [_]
                                    or Comments Mark Here

                            Please sign as name(s) appears. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full title as such.

                            Dated:_____________________________________, 2000

                            _________________________________________________

                            _________________________________________________

                            Votes must be Indicated
                            (x) In Black or Blue Ink.  [X]

PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY                            K-SWISS INC.                             PROXY
                             Class B Common Stock
            Proxy for Annual Meeting of Stockholders, May 18, 2000

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on May 18, 2000 at 10:00 a.m. at the K-Swiss Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2000 Annual Meeting and, revoking all prior Proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the Proxies of the undersigned to represent the undersigned and vote all shares of Class B Common Stock of the undersigned in K-Swiss Inc., at the Annual Meeting of Stockholders to be held on May 18, 2000, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

     This Proxy will be voted FOR Items 1 and 2 unless otherwise specified.

                                   (Continued and to be signed on reverse side.)

                                      K-SWISS INC.
                                      P.O. BOX 11251
                                      NEW YORK, N.Y. 10203-0251

1. ELECTION OF DIRECTORS      FOR all nominees  [_]     WITHHOLD AUTHORITY to vote  [_]     EXCEPTIONS* [_]
                              listed below              for all nominees listed below

   Nominees: Steven Nichols, George Powlick, Lawrence Feldman, Jonathan K. Layne
    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominees's name on the space provided below.)

  *Exceptions___________________________________________________________________

2. To adopt and approve the Company's                     FOR   [_]         AGAINST  [_]       ABSTAIN  [_]
   Economic Value Added Bonus Plan
   and related performance goals

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.





                                      Change of Address and/  [_]
                                      or Comments Mark Here


                            Please sign as name(s) appears. Executors, administrators, guardians, officers of corporations, and other signing in a fiduciary capacity should state their full title as such.

                            Dated:_____________________________________, 2000

                            _________________________________________________

                            _________________________________________________

                            Votes must be indicated
                            (x) In Black or Blue Ink  [X]

PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.